Exhibit S

Calculation of Filing Fee Table

N-2

(Form Type)

Silver Spike Investment Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registra tion Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
Fees Previously Paid	Equity	Common Stock	457(a)	6,982,143(1)	$14.00	$97,750,002		$9,061.43
Carry Forward Securities
Carry Forward Securities
Total Offering Amounts						$97,750,002		$9,061.43
Total Fees Previously Paid								$18,820
Total Fee Offsets								—
Net Fee Due								$0

(1)       Includes the underwriters’ option to purchase up to 910,714 additional shares of the registrant's common stock.